CONTACTS:
Martin G. Klein	Stanley Wunderlich
Chairman, CEO	Consulting for Strategic Growth
Tel: (203) 797-2699	Tel: (800) 625-2236
Fax: (203) 797-2697	Fax: (212) 697-0910
E-mail: mklein@electroenergyinc.com	E-mail: CFSG1@aol.com
www.electroenergyinc.com

PRESS RELEASE

ELECTRO ENERGY INC. COMMENTS ON

EAGLEPICHER, INC. BANKRUPTCY

DANBURY, Conn., April 15, 2005 - Electro Energy Inc. (Nasdaq: EEEI), a developer and manufacturer of advanced rechargeable batteries, commented today on the voluntary Chapter 11 bankruptcy filing of EaglePicher, Inc. and its affiliates ("EaglePicher"), announced on April 11, 2005.

EaglePicher has announced in its press release that it expects its day-to-day operations to be unaffected by the bankruptcy filing. Based on this information, Electro Energy Inc. has stated that it currently has no reason to believe that the bankruptcy will adversely affect its business relationships with EaglePicher.

Electro Energy Inc. acquired the Colorado Springs, Colorado battery operations of EaglePicher in an asset purchase transaction in October 2003, and created a wholly-owned subsidiary, Mobile Energy Products Inc., to operate the Colorado Springs facility. In this connection, Electro Energy Inc. currently leases the Colorado Springs facility from EaglePicher, manages groundwater remediation on behalf of EaglePicher, is a party to a technology license for certain battery technologies with EaglePicher and is the sole source supplier to EaglePicher for sintered nickel plaque and striker assemblies.

About Electro Energy

Electro Energy Inc., headquartered in Danbury, Connecticut, was founded in 1992 to develop, manufacture and commercialize high-powered, rechargeable bipolar nickel-metal hydride batteries for use in a wide range of applications. Its Colorado Springs operation supplies aerospace-grade high quality nickel cadmium batteries and components for satellites, aircraft and other specialty applications. Electro Energy Inc. is developing high power lithium rechargeable batteries utilizing the company's proprietary design.

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Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of Electro Energy Inc.'s Securities and Exchange Commission filings available at http://www.sec.gov.

Pursuant to a December 1, 2004 agreement, Consulting For Strategic Growth I, Ltd. ("CFSG") provides Electro Energy with consulting, business advisory, investor relations, public relations and corporate development services, for which CFSG receives a fixed monthly fee for the duration of the agreement. Independent of CFSG's receipt of cash compensation from Electro Energy, CFSG may choose to purchase the common stock of Electro Energy and thereafter sell those shares at any time it deems appropriate to do so.